IntelGenx Reports 2014 Annual Results and Provides Corporate Development Update

SAINT LAURENT, QUEBEC, March 31, 2015 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced financial results for its fiscal year ended December 31, 2014 and provided an update on operational developments. All amounts are in U.S. Dollars, unless otherwise stated.

“IntelGenx closed fiscal 2014 with a very healthy bank balance, continuing strong sales growth of Forfivo XL®, and excellent R&D progress on our most promising VersaFilm™ projects”, said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “We also made significant progress towards establishing a manufacturing facility for our growing portfolio of VersaFilm™ projects. We finalized negotiations for a new lease agreement for 17,000ft² facilities, and we negotiated a construction agreement for the build-out of these new premises. In addition, we executed on a credit facility of up to CAD$3.5 million with BMO Bank of Montreal, and we ordered packaging equipment to complete our VersaFilm™ manufacturing line. We are looking forward to moving into our new premises in the third quarter of 2015 and to taking the next steps to position IntelGenx as the film development partner of choice, offering our pharmaceutical partners complete support from concept, through research and development, regulatory affairs, and commercial supply of our VersaFilm™ products. We have, with all of these undertakings, many challenges ahead. However, Management believes that we have both the financial and the human resource capacity to successfully execute on all of these activities.”

Financial Results:

Cash on hand at December 31, 2014 was $4.4 million compared with cash of $5.0 million as at December 31, 2013. The decrease of $0.6 million in cash relates to the net effect of cash used in operating activities of $1.4 million (2013: $1.2 million), cash used in investing activities of $0.4 million (2013: $0.3 million), and an unrealized foreign exchange loss of $0.4 million (2013: $0.1 million), partly offset by cash provided by financing activities of $1.6 million (2013: $4.5 million). The net cash provided by financing activities in 2014 is attributable to proceeds received from the exercise of warrants, whereas the cash provided in 2013 consists of approximately $3.0 million from a registered public offering that we completed in December 2013, together with approximately $1.5 million in proceeds received from the exercise of warrants and stock options.

Accounts receivable totaled $0.7 million as at December 31, 2014 compared with $0.1 million at December 31, 2013. The accounts receivable balance at December 31, 2014 included an amount of $0.6 million that was invoiced to our commercialization partner for Forfivo XL®, Edgemont Pharmaceuticals LLP (“Edgemont”), in the fourth quarter of 2014. Payment against the invoice was received in February 2015.

Revenue for the year ended December 31, 2014 increased by 75% to $1.7 million, up from $0.9 million in the previous year. Revenue recorded in the year ended December 31, 2014 includes $1.1 million (2013 - $0.5 million) related to Forfivo XL®, our first FDA approved product launched in October 2012 under a licensing partnership with Edgemont. Revenue for the year ended December 31, 2014 also includes $0.6 million (2013: $0.5 million) in payments received for successfully achieving R&D development milestones for certain R&D development projects currently under development.

Total costs and expenses increased from $2.6 million in fiscal 2013 to $3.4 million in 2014, primarily as a result of an increase of $0.5 million in R&D expenses incurred in the development of our second Par project, which is progressing according to plan, expenses for the completion of a pilot biostudy with our proprietary VersaFilm™ tadalafil product for erectile dysfunction, and successful completion of a pilot clinical study for our VersaFilm™ product, indicated for the treatment of schizophrenia. In addition, selling, general and administration costs increased by $0.3 million due to an increase in directors’ fees, legal expenses related to our Paragraph IV litigation with Wockhardt that was settled in November 2014, and fees for investor relations services.

The net loss increased from $1.6 million in fiscal 2013 to a loss of $1.7 million in 2014, and the loss per share was $0.03 (2013: $0.03) .

Corporate Development Update

Product-related

Anti-depressant tablet, Forfivo XL®

Forfivo XL®, our first FDA approved product, was launched in October 2012 and is being marketed in the United States under the terms of a license agreement between us and Edgemont Pharmaceuticals. Forfivo XL® is indicated for the treatment of Major Depressive Disorder (“MDD”) and is the only extended-release bupropion HCl product to provide a once-daily, 450mg dose in a single tablet. The active ingredient in Forfivo XL® is bupropion, the same active ingredient used in the well-known antidepressant product Wellbutrin XL®. Prior to the launch of Forfivo XL®, most patients in the US requiring a 450mg dose of bupropion had been taking multiple tablets to achieve their 450mg dose requirement.

In August 2013 we announced receipt of a Paragraph IV Certification Letter from Wockhardt Bio AG, advising of the submission of an ANDA to the FDA requesting authorization to manufacture and market generic versions of Forfivo XL® 450 mg capsules in the United States. In November 2014 we announced that the Paragraph IV litigation with Wockhardt had been settled and that, under the terms of the settlement, Wockhardt has been granted the rights, with effect from January 15, 2018, to be the exclusive marketer and distributor of an authorized generic of Forfivo XL® in the U.S.

In December 2014 we announced that Edgemont had exercised its right to extend the license for the exclusive marketing of Forfivo XL® 450 mg tablets. In exchange, we received milestone payments of $0.65 million in December 2014 and $0.6 million in February 2015. All other financial obligations contained in the license agreement entered into by Edgemont and IntelGenx in February 2012, specifically launch-related and sales milestones, together with the contractual royalty rates on net sales of the product, remain in effect.

The commercialization of Forfivo XL® triggered launch-related milestone payments to us of up to $4.0 million, of which $1 million was received following commercial launch in October 2012. Based on current trends, Management expects that the remaining $3 million will be earned in fiscal 2015.

We recorded total revenue for Forfivo XL® in 2014 of approximately $1.1 million, compared with $0.5 million in 2013.

The level of sales achieved for Forfivo XL® in 2014 improved significantly when compared to the previous year. According to Symphony Health Solutions, a recognized market research firm, gross sales of Forfivo XL® totaled $8.9 million in the year ending December 31st, 2014 representing an increase of 230% compared with sales of $2.7 million in the preceding year. The number of Forfivo XL® prescriptions filled increased by 123% from approximately 16,761 in 2013 to 30,378 in 2014. The average month-on-month growth rate of Forfivo XL® throughout 2014 exceeded 9%. Management anticipates this trend to continue throughout 2015 and expects significantly higher revenue from the sales of Forfivo XL® in 2015.

Anti-migraine VersaFilm™

In March 2013 we submitted a 505(b)(2) NDA to the FDA for our novel oral thin-film formulation of Rizatriptan, the active drug in Maxalt-MLT® orally disintegrating tablets. Maxalt-MLT® is a leading branded anti-migraine product manufactured by Merck & Co. The thin-film formulation of Rizatriptan was developed in accordance with the co-development and commercialization agreement with RedHill using our proprietary immediate release VersaFilm™ oral drug delivery technology.

In June 2013 the FDA assigned a PDUFA action date of February 3, 2014 for the review of the NDA for marketing approval and in February 2014 we received a Complete Response Letter (“CRL”) from the FDA informing us that certain questions and deficiencies remain that preclude the approval of the application in its present form.

In March 2014 we submitted our response to the FDA's CRL and in April, 2014 the FDA requested additional Chemistry, Manufacturing and Controls data. We also reported that the supplier of the Active Pharmaceutical Ingredient (“API”) of the product has been issued with an “Import Alert” by the FDA. The Import Alert bans the import into the USA of all raw materials from the supplier’s manufacturing facility, which therefore prohibits the import of any products using these raw materials, and effectively prevents our VersaFilm™ product from being approved by the FDA at this time. We continue to work together with RedHill, our development partner, on a variety of options to ensure continued supply of the raw material regardless of the result of these compliance issues and have already identified and audited an alternative API supplier. However, changing suppliers is financially expensive and is a time-consuming process. As a result, we believe that FDA approval of this product for the US market will be delayed until 2016.

In October 2014 we announced the submission of a Marketing Authorization Application (“MAA”) to the German Federal Institute for Drugs and Medical Devices (“BfArM”) seeking European marketing approval of our oral thin film formulation of rizatriptan for acute migraines, under the brand name RIZAPORT®. The brand name RIZAPORT® was also conditionally approved by the FDA as part of the NDA review process in the U.S. The MAA was submitted under the European Mutual Recognition Procedure with Germany as the reference member state. The submission is supported by several studies, including a comparative bioavailability study which successfully established the bioequivalence between RIZAPORT® and the European reference drug. BfArM validated the MAA and initiated the formal review process of the application on November 25, 2014. BfArM's potential feedback regarding the MAA is expected during the second half of 2015.

It should be noted that BfArM is satisfied with the compliance status of the API and that therefore the Import Alert issued by the FDA has no effect upon the MAA submission in Europe.

Two new (undisclosed) projects

In January 2014 we announced the signing of another development and commercialization agreement with Par Pharmaceutical, Inc. for two new products.

Under the terms of the agreement, Par has obtained certain exclusive rights to market and sell our products in the USA. In exchange we will receive upfront and milestone payments, together with a share of the profits upon commercialization. In accordance with confidentiality clauses contained in the agreement, the specifics of the product descriptions, platform technologies and financial terms remain confidential.

Erectile Dysfunction VersaFilm™

In February 2014 we announced the completion of a pilot biostudy with our proprietary VersaFilm™ tadalafil product for erectile dysfunction that indicated bioequivalence with the brand product, Cialis® tablets. The company plans to submit a 505(b)(2) NDA in 2016 and have the product ready for commercialization upon expiry of the substance patent in 2017..

Schizophrenia VersaFilm™

In April 2014 we announced financial support from the National Research Council of Canada Industrial Research Assistance Program (NRC-IRAP). In addition to advisory services and technological expertise, the funding provided by NRC-IRAP will support further development of a product for the treatment of central nervous system (CNS) diseases and disorders, based upon our proprietary, oral thin film, VersaFilm™, technology.

In November 2014 we announced the successful completion of a pilot clinical study for our INT0036 VersaFilm™ product, which is intended for the treatment of schizophrenia-related disorders. INT0036 showed a significantly improved pharmacokinetic profile against the reference product. Therapeutically relevant plasma concentrations are reached significantly faster with our VersaFilm™ product compared to conventional tablets and confirm the suitability of the film product for the intended indication.

According to a Datamonitor Healthcare schizophrenia forecast published July 13, 2012, sales of schizophrenia drugs across the seven major markets (the US, Japan, France, Germany, Italy, Spain, and the UK) were estimated at $5.2 billion in 2012 and by 2021, the market is forecast to grow to $6.9 billion at a compound annual growth rate (“CAGR”) of 3.3% . The introduction of additional atypical antipsychotic depot injections, price increases in the US, and the use of pipeline drugs targeted against negative and cognitive symptoms alongside current antipsychotic treatments, are some of the catalysts for this growth. US sales were approximately $3.7 billion in 2012 and are forecast to grow at a CAGR of 4.7% until 2021.

In order to maintain our competitive advantage, we are unable to disclose further details related to this project at this time.

Proprietary Technology

In February 2014 we announced receipt of a Notice of Allowance ("NOA") from the United States Patent and Trademark Office (“USPTO”) for U.S. Patent Application Serial No. 11/647,033 entitled "Multilayer tablet" which covers the technology used in our hypertension product currently under development. We also announced that a second NOA has been received for U.S. Patent Application Serial No. 11/782,838 entitled "Controlled-release pharmaceutical tablets" which is related to the drug delivery technology used in Forfivo XL®, our first FDA-approved product currently commercialized in the U.S.

In April 2014 we announced receipt of a third NOA from the USPTO for U.S. Patent Application Serial No. 12/836,810 entitled "Oral mucoadhesive dosage form" which covers our proprietary AdVersa™ mucoadhesive drug delivery technology.

These three NOA's conclude the examination of each U.S. patent application and resulted in the issuance of three U.S. patents that significantly strengthen our patent portfolio and provide further protection for our proprietary technologies.

Corporate

Leadership succession

In July 2014 we announced the resignation of Dr. Rajiv Khosla as President and Chief Executive Officer (“CEO”), and as a member of the Board, effective immediately.

Concurrently, our Board of Directors appointed Dr. Horst G. Zerbe, our Chairman of the Board, founder, and former President and CEO, to the positions of President and CEO.

New Facility

Subsequent to the end of the year, in March 2015 we finalized negotiations on various agreements in support of our plans to construct and relocate our current operations into a state-of-the-art facility that will allow the Company to establish manufacturing capabilities for its growing platform of VersaFilm™ products. The new facility will also increase the Company’s pharmaceutical R&D and formulation capabilities.

The property is located at 6420 Abrams, St-Laurent, Quebec, and comprises approximately 17,000ft². Renovation of the new facility is expected to commence in the coming weeks and is anticipated to be completed within 6 months, enabling the Company to occupy the premises sometime in Q3, 2015.

We finalized negotiations for an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec (the “Lease”), which we expect to execute in the coming weeks. The Lease has a 10 year and 6 month term commencing on September 1, 2015 and IntelGenx retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease IntelGenx will be required to pay base rent of approximately CAD$110 thousand (approximately $95 thousand) per year, which will increase at a rate of CAD$0.25 ($0.22) per square foot every two years. The Company plans to use the newly leased space to manufacture its oral film VersaFilm™ products, to enlarge research and development capabilities, and for administration purposes.

We also finalized negotiations for an agreement for the construction of manufacturing facilities, laboratories, and offices within the property located at 6420 Abrams, St-Laurent, Quebec, at an aggregate cost of CAD$2.9 million (approximately $2.5 million), which we expect to execute in the coming weeks. The construction agreement will be awarded to BTL Construction Inc. (“BTL”) in Quebec following a tender process that was completed in December 2014. BTL specializes in the renovation of existing buildings for pharmaceutical use and has completed projects for various major pharmaceutical companies. IntelGenx plans to fund this project from cash on hand. Construction is anticipated to be completed in Q3, 2015.

In March 2015 IntelGenx received CAD$500 thousand (approximately $430 thousand) in cash as part of a credit facility of up to CAD$3.5 million (approximately $3.0 million) negotiated with BMO Bank of Montreal (“BMO”). The credit facility is supported by a 50% guarantee under the Export Guarantee Program from Export Development Canada, Canada’s export credit agency. Management expects disbursement of the remaining CAD$3.0 million ($2.6 million) to follow after BMO has reviewed (in August 2015) the Company’s operating results for the first 6 months of 2015. The credit facility may be drawn down in multiple disbursements over 12 months and, after a 6 month moratorium on the capital, has a repayment term of up to 60 months. The financial covenants of the credit facility require the Company to maintain a Minimum Debt Service Coverage ratio of 1.25:1, and a Maximum Total Debt to Tangible Net Worth ratio of 2.5:1. Based upon Management’s business forecasts and projections, Management believes that we will be able to fully comply with these financial covenants. As part of securing the credit facility, IntelGenx will maintain its operating bank account with BMO and will conduct all future banking transactions related to its business operations through BMO. IntelGenx intends to use the funds for the purchase and installation of new equipment for its new, state-of the-art, manufacturing facility.

In March 2015 IntelGenx placed an order for 2 packaging machines to be manufactured by Harro Höfliger Verpackungsmaschinen GmbH (“Harro Höfliger”) and installed in its new, state-of the-art, manufacturing facility. Harro Hofliger is widely recognized as a high end supplier of production and packaging equipment, primarily to the pharmaceutical and medical device industries, and is noted for providing innovative, custom equipment to meet the needs of customers. IntelGenx’ purchase order consists of one commercial grade packaging machine for the commercial packaging of its VersaFilm™ products, and one smaller machine for its R&D laboratories to be used for clinical trials, submission batches and manufacturing scale up. The purchase order, in the aggregate amount of approximately €1.5 million (approximately $1.6 million), requires immediate payment of a 20% deposit with a further 70% to be paid upon delivery of each machine and the balance of 10% to be paid upon satisfactory completion of a Site Acceptance Test of each machine. The laboratory packaging machine is expected to be delivered in Q3, 2015 and the commercial packaging machine is expected to be delivered in Q4, 2015. We intend to finance the acquisition of these 2 machines with the credit facility negotiated with BMO, as discussed above.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Paul A. Simmons
Chief Financial Officer
IntelGenx Technologies Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com